Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

31 March 2025

Matter No.: 1007027

Doc Ref: 110783721

Ryan.McConvey@conyers.com

BTC Digital Ltd.

3rd Floor, Tower A, Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518045

The People’s Republic of China

Dear Sirs,

Re: BTC Digital Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 321,500 ordinary shares, par value US$0.06 per share (the “Shares”) to be issued pursuant to the 2020 share incentive plan of the Company as amended and restated effective as of 26 March 2025 (the “2020 Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	the 2020 Plan.

We have also reviewed and relied upon (1) the amended and restated memorandum of association and the amended and restated articles of association of the Company adopted on 5 March 2020 and effective on 30 March 2020 (the “Constitutional Documents”), (2) a copy of the written resolutions of the sole director of the Company dated 5 March 2020, a copy of the written resolutions of the sole shareholder of the Company dated 5 March 2020, a copy of minutes of a meeting of the board of directors of the Company held on 23 November 2020, a copy of minutes of a meeting of the board of directors of the Company held on 15 May 2022, a copy of minutes of a meeting of the board of directors of the Company held on 6 December 2023, a copy of minutes of a meeting of the board of directors of the Company held on 14 March 2025, and a copy of the directors’ unanimous written resolutions passed on 26 March 2025 (collectively, the “Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 28 March 2025 (the “Certificate Date”), and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and the Prospectus and other documents reviewed by us, (d) that the Resolutions have been passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that the issuance of the Shares will be in accordance with the terms of the 2020 Plan, (g) that, upon the issue of the Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (i) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares, (j) that on the date of issuance of any award under the 2020 Plan, the Company will be able to pay its liabilities as they become due, and (k) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement and will be duly filed with the Commission.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the 2020 Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

2.	The Shares, when issued and paid for in accordance with the 2020 Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman